EXHIBIT 99.1

Contact:	Brad Belhouse –Investors	Gary Thompson – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6367	(702) 407-6529

Release #HET 04-04XX

Harrah’s Entertainment Reports 2004 First-Quarter Results;

Total Rewards Drives Revenues, Property EBITDA, Adjusted EPS To Records

LAS VEGAS, April 21, 2004 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record first-quarter revenues of $1.11 billion, up 4.7 percent from revenues of $1.06 billion in the 2003 first quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) rose 1.4 percent to a first-quarter record of $287.5 million from Property EBITDA of $283.6 million in the year-earlier period. First-quarter Adjusted Earnings Per Share rose to a record 76 cents from 74 cents in 2003’s first-quarter.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

First-quarter income from operations declined 1.3 percent to $188.0 million from $190.4 million in the year-earlier quarter. First-quarter net income was $81.7 million, up 0.7 percent from $81.1 million in the 2003 first quarter. Diluted earnings per share from continuing operations for the 2004 first quarter was 73 cents, matching that of the year-earlier period despite a 2.3 percent increase in the number of shares outstanding.

 “Strong same-store sales growth fueled by enhancements added last year to our Total Rewards customer-loyalty program accelerated the positive momentum we developed in the fourth quarter of 2003,” said Gary Loveman, Harrah’s Entertainment’s president and chief executive officer. “As a result, net income exceeded that of the 2003 first quarter despite the impact of gaming-tax rate increases imposed in mid-2003 in several states.”

First-quarter 2004 same-store revenues increased 5.8 percent over the year-ago period. Cross-market play – gaming by customers at Harrah’s properties other than their “home” casino – rose 23.1 percent from the first quarter of 2003. Tracked play – gaming by customers using the company’s Total Rewards player cards – increased 12.0 percent from the year-ago first quarter.

“We benefited from increased revenues in all segments, ranging from rated retail customers who typically spend $50 or less per visit to VIP customers who spend $400 or more per visit,” Loveman said.

“Our Southern Nevada operations posted particularly strong performances and we were pleased with the results from Atlantic City despite increased competition in that market due to a new casino that opened last summer,” Loveman continued.

“We are optimistic about the outlook for the remainder of the year. Pending regulatory approvals, we expect to close on the previously announced acquisition of Horseshoe Gaming Holding Corp. around mid-year, adding three superb properties to our portfolio and giving us control of the Horseshoe brand worldwide,” Loveman said.

“In a separate transaction, we opened Binion’s Horseshoe in downtown Las Vegas on April 1 and are ready to host the 35th anniversary of the World Series of Poker – the world’s largest gaming tournament – at that property beginning this week,” Loveman said.

Harrah’s acquired rights to the World Series of Poker during the first quarter. The company and a subsidiary of MTR Gaming Group, Inc. will operate the Horseshoe in Las Vegas for a one-year period with options to extend for up to two additional years.

“Last week, we opened both a new nightclub and a Diamond players’ facility at Harrah’s St. Louis, where our new 200-room hotel is expected to open by the end of the third quarter,” Loveman said. “We are also completing plans for expansion of our North Kansas City operation.

“Next month, we will open our permanent casino at Louisiana Downs, adding 500 slot machines and raising the slot total at the facility to 1,400,” Loveman said. “Also this quarter, we expect to begin site preparation for construction of our new $142 million, 450-room hotel at Harrah’s New Orleans, which should bolster that property’s results beginning in 2006.

“We are moving quickly to deploy Fast Cash, our coinless slot system,” Loveman said. “As of March 31, we had completed conversions on more than 60 percent of the slots we plan to convert to Fast Cash and expect to be well over 90 percent completed by the end of the second quarter.

“On April 7, a committee composed of peers and members of Parliament recommended that a bill to liberalize gaming in the United Kingdom be introduced this year, marking another milestone in the development of expansion opportunities in the U.K.,” Loveman said.

“We are pleased that the committee recognizes the economic benefits gaming’s expansion can bring to the U.K. and the need for Parliament to move quickly on the proposed legislation,” Loveman said. “If Parliament does act favorably this year on legislation that includes the opportunity for us to earn a fair return on our investment, we plan to move forward aggressively into the U.K. regional casino market with our joint-venture partner, Gala Group Ltd.”

Among the first-quarter highlights:

•                                  Harrah’s Entertainment reopened the historic Horseshoe Hotel & Casino in Las Vegas with MTR Gaming Group. Upon the expected completion of the Horseshoe Gaming acquisition later this year, Harrah’s will own worldwide rights to the Horseshoe brand.

•                                  In furtherance of the Horseshoe gaming acquisition, Harrah’s also announced a definitive agreement to sell Harrah’s Shreveport to Boyd Gaming Corporation for $190 million, pending receipt of Louisiana regulatory approvals.

•                                  Harrah’s launched “Lucky Me,” its subscription-based online gaming venture, in the United Kingdom.

•                                  The Rio All-Suite Hotel & Casino entered into an alliance with Greektown Casino in Detroit to develop a casino marketing program for Greektown customers who travel to Las Vegas as a gaming destination.

•                                  Institutional Investor magazine named Gary Loveman the gaming and lodging industry’s “Best CEO,” based on voting by investment portfolio managers and equity research analysts at more than 400 money-management firms.

Las Vegas Properties Lead West Region To Record Results

West Region Results

(in millions)

	2004 First Quarter	2003 First Quarter	Percent Increase (Decrease)
Northern Nevada
Total revenues	$105.5	$104.2	1.2%
Income from operations	8.7	12.0	-27.5%
Property EBITDA	18.5	21.4	-13.6%
Southern Nevada
Total revenues	258.6	228.2	13.3%
Income from operations	65.4	44.9	45.7%
Property EBITDA	82.2	63.6	29.2%
Total West Region
Total revenues	364.1	332.4	9.5%
Income from operations	74.1	56.9	30.2%
Property EBITDA	100.7	85.0	18.5%

Strong cross-market play at the company’s two Las Vegas properties helped Harrah’s West Region achieve record results. Southern Nevada revenues rose 13.3 percent, income from operations gained 45.7 percent and Property EBITDA increased 29.2 percent from the 2003 first quarter.

Competition from Native American casinos in Northern California required increased marketing expenses that impacted results from Northern Nevada. Revenues rose 1.2 percent to a record level from the first quarter last year, but income from operations fell 27.5 percent and Property EBITDA was down 13.6 percent.

“We expect the outstanding performances of the Rio and Harrah’s Las Vegas to continue,” said Tim Wilmott, Harrah’s chief operating officer.

East Region Quarter Results Rise

East Region Results

(in millions)

	2004 First Quarter	2003 First Quarter	Percent Increase (Decrease)
Harrah’s Atlantic City
Total revenues	$100.4	$102.2	-1.8%
Income from operations	26.1	29.9	-12.7%
Property EBITDA	35.0	38.4	- 8.9%
Showboat Atlantic City
Total revenues	81.4	76.2	6.8%
Income from operations	18.5	13.7	35.0%
Property EBITDA	26.2	20.0	31.0%
Total East Region
Total revenues	181.8	178.4	1.9%
Income from operations	44.6	43.6	2.3%
Property EBITDA	61.2	58.4	4.8%

Despite new competition in Atlantic City, the strong performance of the Showboat led to record combined results for Harrah’s two East Region properties. First-quarter revenues rose 1.9 percent, income from operations gained 2.3 percent and Property EBITDA increased 4.8 percent from the year-earlier period.

“We believe the recent expansion of the Showboat and the earlier expansion at Harrah’s Atlantic City proved prudent as the market growth that began with the opening last summer of Atlantic City’s first new hotel-casino in 12 years continues to accelerate,” Wilmott said.

North Central Region Reports Lower Results For Quarter

North Central Region Results

(in millions)

	2004 First Quarter	2003 First Quarter	Percent Increase (Decrease)
Illinois/Indiana
Total revenues	$174.6	$178.5	-2.2%
Income from operations	24.1	35.1	-31.3%
Property EBITDA	32.8	44.2	-25.8%
Iowa
Total revenues	$60.7	58.7	3.4%
Income from operations	7.9	8.4	-6.0%
Property EBITDA	13.6	12.9	5.4%
Missouri
Total revenues	108.4	109.5	-1.0%
Income from operations	18.6	21.7	-14.3%
Property EBITDA	27.8	30.3	-8.3%
Total North Central
Total revenues	343.7	346.7	-0.9%
Income from operations	50.6	65.2	-22.4%
Property EBITDA	74.2	87.4	-15.1%

Continued competitive pressures and higher gaming-tax rates than in the year-ago quarter led to declines in 2004 first-quarter results from the company’s North Central Region. Revenues were down 0.9 percent from the first quarter of 2003, while income from operations declined 22.4 percent and Property EBITDA fell 15.1 percent.

Combined first-quarter revenues at Harrah’s East Chicago, Joliet and Metropolis facilities fell 2.2 percent, income from operations declined 31.3 percent, and Property EBITDA was 25.8 percent lower.

At the company’s two Iowa properties, combined first-quarter revenues were 3.4 percent higher than in the year-ago period and income from operations was 6.0 percent lower, but Property EBITDA rose 5.4 percent to a first-quarter record.

Combined first-quarter revenues at Harrah’s St. Louis and North Kansas City fell 1.0 percent, income from operations declined 14.3 percent and Property EBITDA decreased 8.3 percent from the 2003 first quarter as gains in St. Louis were more than offset by declines in Kansas City, which was impacted by significant expansions at competitive facilities.

South Central Region Reports Record First-Quarter Results

South Central Region Results

(in millions)

	2004 First Quarter	2003 First Quarter	Percent Increase (Decrease)
Total South Central
Total revenues	$201.9	180.1	12.1%
Income from operations	30.7	30.0	2.3%
Property EBITDA	42.2	42.5	-0.7%

The South Central Region, which includes Harrah’s Louisiana and Mississippi properties, reported record first-quarter revenues and income from operations. Revenues rose 12.1 percent, income from operations increased 2.3 percent, while Property EBITDA fell 0.7 percent.

The 2004 first quarter included results from Louisiana Downs, where 900 slot machines were introduced in May 2003.

“The May opening of an expanded Louisiana Downs, the expected closing of the Horseshoe Gaming acquisition around mid-year and the beginning of construction this summer on our new hotel at Harrah’s New Orleans are expected to bolster future results from this region,” Wilmott said.

Managed Properties And Other Items

First-quarter management-fee revenues were down 14.9 percent from the year-ago period due to the extension of management contracts at lower fee schedules.

First-quarter development costs rose to $3.3 million from $2.8 million in the 2003 first quarter.

Corporate expense rose 21.7 percent in the 2004 first quarter from the year-earlier period. Interest expense was down 1.1 percent from the 2003 first quarter.

The effective tax rate after minority interest for the 2004 first quarter was 37.1 percent, equal to the full-year 2003 rate but lower than in the year-earlier first quarter.

Harrah’s Entertainment will host a conference call Wednesday, April 21, 2004, at 9:00 a.m. Eastern Daylight Time to review its 2004 first-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 12:00 p.m. EDT Wednesday, April 21. The replay will be available through 11:59 p.m. EDT on Tuesday, April 27. The passcode number for the replay is 6512219.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section behind the “About Us” tab.

Founded 66 years ago, Harrah’s Entertainment, Inc. owns or manages through various subsidiaries 26 casinos in the United States, primarily under the Harrah’s brand name. Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

•                  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                  the effects of environmental and structural building conditions relating to the company’s properties;

•                  our ability to complete acquisitions and to timely and cost effectively integrate into our operations the companies that we acquire, including with respect to our previously announced acquisition of Horseshoe Gaming Holding Corp.;

•                  access to available and feasible financing;

•                  changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•                  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                  ability of our customer-tracking, customer-loyalty and yield-management programs to continue to increase customer loyalty and same-store sales;

•                  our ability to recoup costs of capital investments through higher revenues;

•                  acts of war or terrorist incidents;

•                  abnormal gaming holds; and

•                  the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	First Quarter Ended March 31,
(In thousands, except per share amounts)	2004	2003*

Revenues	$1,109,166	$1,058,929
Property operating expenses	(821,696)	(775,292)
Depreciation and amortization	(78,072)	(78,528)
Operating profit	209,398	205,109

Corporate expense	(14,730)	(12,104)
Income/(losses) on interests in nonconsolidated affiliates	434	(62)
Amortization of intangible assets	(1,236)	(1,199)
Project opening costs and other items	(5,834)	(1,318)

Income from operations	188,032	190,426
Interest expense, net of interest capitalized	(58,246)	(58,874)
Other income, including interest income	2,241	685

Income before income taxes and minority interests	132,027	132,237
Provision for income taxes	(48,206)	(48,814)
Minority interests	(2,090)	(3,160)
Income from continuing operations	81,731	80,263
Discontinued operations, net of tax	—	817
Net income	$81,731	$81,080

Earnings per share – basic
Income from continuing operations	$0.74	$0.74
Discontinued operations, net of tax	—	0.01
Net income	$0.74	$0.75

Earnings per share – diluted
Income from continuing operations	$0.73	$0.73
Discontinued operations, net of tax	—	0.01
Net income	$0.73	$0.74

Weighted average common shares outstanding	110,703	108,489
Weighted average common and common equivalent shares outstanding	112,614	110,066

*See note (a) on Supplemental Operating Information.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	First Quarter Ended March 31,
(In thousands)	2004	2003

Revenues (a)
West Region	$364,131	$332,389
East Region	181,777	178,449
North Central Region	343,687	346,671
South Central Region	201,880	180,074
Managed	14,556	17,112
Other	3,135	4,234
Total Revenues	$1,109,166	$1,058,929

Income from operations (a)
West Region	$74,089	$56,855
East Region	44,573	43,632
North Central Region	50,563	65,239
South Central Region	30,696	29,972
Managed	12,194	14,767
Other	(9,353)	(7,935)
Corporate expense	(14,730)	(12,104)
Total Income from operations	$188,032	$190,426

Property EBITDA (a) (b)
West Region	$100,712	$84,973
East Region	61,160	58,391
North Central Region	74,199	87,366
South Central Region	42,236	42,505
Managed	12,250	14,787
Other	(3,087)	(4,385)
Total Property EBITDA	$287,470	$283,637

Project opening and other items (a)
Project opening costs	$(2,435)	$(467)
Writedowns, reserves and Recoveries	(3,399)	(851)
Total	$(5,834)	$(1,318)

(a)                      In second quarter 2003, Harrah’s Vicksburg was classified as an asset held for sale. Therefore, its 2003 first quarter results have been reclassified from Income from continuing operations to Discontinued operations. The property was sold in fourth quarter 2003.

(b)                      Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, income/(losses) on interest in nonconsolidated affiliates, venture restructuring costs and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

Calculation of Adjusted Earnings Per Share

	First Quarter Ended March 31,
(In thousands, except per share amounts)	2004	2003

Income before income taxes and minority interests	$132,027	$132,237
Add:
Project opening costs and other items	5,834	1,318
Adjusted income before income taxes and minority interests	137,861	133,555
Provision for income taxes	(50,371)	(49,312)
Minority interests	(2,090)	(3,160)

Adjusted income from continuing Operations	85,400	81,083
Discontinued operations, net of tax	—	817
Adjusted net income	$85,400	$81,900

Diluted adjusted earnings per share	$0.76	$0.74

Weighted average common and common equivalent shares outstanding	112,614	110,066

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

Reconciliation of Property EBITDA to Income from Operations

(In thousands)

First Quarter Ended March 31, 2004

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$364,131	$181,777	$343,687	$201,880	$17,691	$1,109,166
Operating expenses	(263,419)	(120,617)	(269,488)	(159,644)	(8,528)	(821,696)
Property EBITDA	100,712	61,160	74,199	42,236	9,163	287,470
Depreciation and amortization	(25,586)	(16,580)	(21,927)	(10,209)	(3,770)	(78,072)
Operating profit	75,126	44,580	52,272	32,027	5,393	209,398
Amortization of intangible assets	(181)	—	(1,018)	(37)	—	(1,236)
(Losses)/income on interests in nonconsolidated affiliates	—	—	—	(105)	539	434
Project opening costs and other items	(856)	(7)	(691)	(1,189)	(3,091)	(5,834)
Corporate expense	—	—	—	—	(14,730)	(14,730)
Income from operations	$74,089	$44,573	$50,563	$30,696	$(11,889)	$188,032 *

First Quarter Ended March 31, 2003

Revenues	$332,389	$178,449	$346,671	$180,074	$21,346	$1,058,929
Operating expenses	(247,416)	(120,058)	(259,305)	(137,569)	(10,944)	(775,292)
Property EBITDA	84,973	58,391	87,366	42,505	10,402	283,637
Depreciation and amortization	(28,004)	(14,685)	(20,579)	(11,609)	(3,651)	(78,528)
Operating profit	56,969	43,706	66,787	30,896	6,751	205,109
Amortization of intangible assets	(181)	—	(1,018)	—	—	(1,199)
(Losses)/income on interest in nonconsolidated affiliates	—	—	—	(143)	81	(62)
Project opening costs and other items	67	(74)	(530)	(781)	—	(1,318)
Corporate expense	—	—	—	—	(12,104)	(12,104)
Income from operations	$56,855	$43,632	$65,239	$29,972	$(5,272)	$190,426 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.